 EX 99.28(h)(17)(ii)

Amendment to

Master Fund Participation Agreement

This Amendment is to the Master Fund Participation Agreement dated September 25, 2017 (“Agreement”) among Jackson National Life Insurance Company (“Insurance Company”), on behalf of itself and certain of its separate accounts listed on Attachment B hereto, severally and not jointly (each, an “Account”); JNL Series Trust (“Trust”), an open-end investment company organized under the laws of the Commonwealth of Massachusetts on behalf of each series of the Trust listed on Attachment A hereto, severally and not jointly (each, a “Fund” and collectively, the “Funds”); Vanguard Variable Insurance Fund (“Series”), a Delaware business trust, The Vanguard Group, Inc. (“Sponsor”), a Pennsylvania corporation; and Vanguard Marketing Corporation (hereinafter, the “Distributor”), a Pennsylvania corporation.

Whereas, effective October 1, 2020, the parties have agreed to amend Section 18 of the Agreement to update the notice information for the Series, Sponsor and the Distributor.

Now, Therefore, the parties hereto agree to amend the Agreement as follows:

1.      Section 18 to the Agreement is hereby deleted and replaced, in its entirety, with the following:

18.	All notices, consents, waivers, and other communications under this Agreement must be in writing, and will be deemed to have been duly received: (a) when delivered by hand (with written confirmation of receipt); (b) when sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested; (c) the day after it is sent by a nationally recognized overnight delivery service; or (d) when overnight delivery service is not utilized, five days after it is otherwise sent by a nationally recognized delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Insurance Company:

Jackson National Life Insurance Company

1 Corporate Way

Lansing, MI 48951

Attention: General Counsel, Legal Department

Facsimile No.: (517) 702-2445

If to the Trust:

JNL Series Trust

1 Corporate Way

Lansing, MI 48951

Attention: Susan S. Rhee

Facsimile No.: (517) 367-4948

If to Series:

Vanguard

Legal Department, V26

100 Vanguard Blvd

Malvern, PA 19355

Attention: Intermediary Agreements - VVIF

Facsimile No.: (610) 503-5737

If to Sponsor or Distributor:

Vanguard

Legal Department, V26

100 Vanguard Blvd

Malvern, PA 19355

Attention: Intermediary Agreements

Facsimile No.: (610) 503-5737

2.      Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3.      Each party hereby represents and warrants to the other parties that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to execute this Amendment.

In Witness Whereof, the parties hereto have caused this Amendment to be executed as of October 22, 2020. This Amendment may be executed in two or more counterparts, which together shall constitute one document.

Insurance Company
(on behalf of itself and each Account)
By:	/s/ Scott J. Golde
Name:	Scott J. Golde
Title:	Vice President, Deputy General Counsel

The Trust
(on behalf of each Fund)
By:	/s/ Kelly L. Crosser
Name:	Kelly L. Crosser
Title:	Assistant Secretary

Vanguard Variable Insurance Fund
By:	/s/ Michael J. Drayo
Name:	Michael J. Drayo
Title:	Assistant Secretary

The Vanguard Group, Inc.
By:	/s/ Massy Williams
Name:	Massy Williams
Title:	Principal

Vanguard Marketing Corporation
By:	/s/ Massy Williams
Name:	Massy Williams
Title:	Principal